Exhibit 4.93

Loan Agreement

Contract No. :SJZ0910120140044

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : Hua Xia Bank Shijiazhuang Jianhua Branch

Signing Date : October 8, 2014

Loan Amount : RMB150,000,000

Length of maturity : From October 8, 2014 to July 19,2015

Use of Loan : Working capital turn over

Loan Interest : 7.8%

Date of Draft : October 9, 2014

Withdrawal Amount : RMB150,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan..

Repayment Date : July 19,2015

Loan Guarantee : Guaranty of Pledge

- Shijie Kaiyuan Auto Trading Group Co., Ltd. make pledge account receivable to Hua Xia Bank Shijiazhuang Jianhua Branch, with the contract no. SJZ0910120140044-31

- Hebei Chuanglian Finance Leasing Co., Ltd. entered into The Guaranty Contract with the lender, with the contract no.SJZ0910120140044-11

- Ganglian Finance Leasing Co., Ltd. entered into The Guaranty Contract with the lender, with the contract no.SJZ0910120140044-12

- Hebei Xuhua Trading Co., Ltd. entered into The Guaranty Contract with the lender, with the contract no.SJZ0910120140044-13

- Hebei Ruituo Auto Trading Co., Ltd. entered into The Guaranty Contract with the lender, with the contract no.SJZ0910120140044-14

-Hebei Ruijie Hospitality Management Ltd. entered into The Guaranty Contract with the lender, with the contract no.SJZ0910120140044-15

-Hebei Ruiliang Trading Co., Ltd entered into The Guaranty Contract with the lender, with the contract no.SJZ0910120140044-16